Exhibit 10.11

PETRO-TECHNICAL SERVICES AGREEMENT, DATED AS OF FEBRUARY 17, 2011

BETWEEN ATLAS ENERGY, INC. AND ATLAS PIPELINE HOLDINGS, L.P. SPECIFIC

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED, AS MARKED BY THREE

ASTERISKS (***), BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS

BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

[Redacted Copy]

Specific terms in this exhibit have been redacted, as marked by three asterisks (***), because confidential

treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission.

Execution Version

PETRO-TECHNICAL SERVICES AGREEMENT

BY AND AMONG

ATLAS ENERGY, INC.

AND

ATLAS PIPELINE HOLDINGS, L.P.

DATED AS OF FEBRUARY 17, 2011

PETRO-TECHNICAL SERVICES AGREEMENT

This PETRO-TECHNICAL SERVICES AGREEMENT, dated as of February 17, 2011 (this “Agreement”), is by and between ATLAS ENERGY, INC., a Delaware corporation (“Atlas”), and ATLAS PIPELINE HOLDINGS, L.P., a Delaware limited partnership (“AHD”).

RECITALS

WHEREAS, Atlas, AHD, Atlas Energy Resources, LLC and Atlas Pipeline Holdings GP, LLC (“AHD GP”) have entered into a Transaction Agreement, dated as of November 8, 2010 and amended as of February 17, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”);

WHEREAS, in connection with the Transaction Agreement, the Parties (as defined below) agreed that, from and after the Closing (as defined in the Transaction Agreement), Atlas shall provide or cause to be provided to AHD certain petro-technical services in connection with wells to be drilled and completed by AHD, in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Transaction Agreement requires execution and delivery of this Agreement by Atlas and AHD on or prior to the Closing Date (as defined in the Transaction Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Transaction Agreement.

(b) The following capitalized terms shall have the following respective meanings when used herein with initial capital letters:

“Agreement” has the meaning set forth in the preamble hereto.

“AHD” has the meaning set forth in the preamble hereto.

“AHD GP” meaning set forth in the recitals hereto.

“Atlas” has the meaning set forth in the preamble hereto.

“Auditing Entity” has the meaning set forth in Section 6.6.

“Cancelled Services” has the meaning set forth in Section 2.4(b).

“Confidential Information” has the meaning set forth in Section 6.3(a).

“CPR” has the meaning set forth in Section 6.18(b).

“Dispute” has the meaning set forth in Section 6.18(a).

“Due Date” has the meaning set forth in Section 2.2.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes to the extent consistent with the foregoing: (a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God; (b) fires, explosions, ruptures, breakage of or accidents in or to pipeline, plant, machinery, equipment or storage facility; (c) strikes, lockouts or other labor disturbances; (d) civil disturbances, sabotage, war (declared or undeclared), blockades, insurrections, vandalism, riot, acts of terrorism or epidemics; (e) arrests and restraints by governments or governmental agencies; (f) failure of energy sources or distribution facilities; or (g) the order of any court.

“Gross Receipts Taxes” means gross receipts taxes limited to those imposed upon the privilege of conducting business activity and excludes sales, use, value added, goods and services and other excise fees that may be passed through to the recipient under state tax law, including withholdings, assessments or charges imposed by any tax authority and any penalties, interest and fines or additions attributable to or imposed on or with respect to any such assessments. The Michigan Business Tax shall be considered a Gross Receipts Tax.

“Parties” means Atlas and AHD, and “Party” means any one of them.

“Personal Data” has the meaning set forth in Section 6.3(b).

“Petro-Technical Services” means the services set forth on Schedule 2.1.

“Petro-Technical Services Fee” has the meaning set forth in Section 2.1(d).

“Petro-Technical Wells” means the wells listed on Schedule 1.1 hereto and such other additional wells as the Parties may mutually agree, whereupon Schedule 1.1 shall be amended to reflect such additional wells.

“Proprietary Information” has the meaning set forth in Section 6.3(c).

“Representatives” means a Person’s Affiliates and the directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors) of such Person or any of its Affiliates.

“Term” has the meaning set forth in Section 6.1.

“Transaction Agreement” meaning set forth in the recitals hereto.

ARTICLE II

PROVISION AND PURCHASE OF PETRO-TECHNICAL SERVICES

Section 2.1 Petro-Technical Services.

(a) During the Term, except as terminated earlier pursuant to Section 6.1, (i) Atlas agrees to provide the Petro-Technical Services for the Petro-Technical Wells, and (ii) AHD agrees to pay the applicable Petro-Technical Services Fee for each such Petro-Technical Service provided.

(b) The Petro-Technical Services may be directly provided by Atlas or may be provided through any of its Affiliates or subcontractors, and the Petro-Technical Services shall be provided to such AHD Group member as may be designated from time-to-time by AHD.

(c) Subject to Section 2.6, all Petro-Technical Services provided by Atlas and its Affiliates and subcontractors hereunder shall be performed using commercially reasonable efforts, skill and judgment. Without limiting the foregoing, all Petro-Technical Services shall be provided in a timely and professional workmanlike manner, consistent with applicable Law and standards or principles governing the Petro-Technical Services.

(d) Atlas shall be entitled to a fee for the Petro-Technical Services it performs under this Agreement (the “Petro-Technical Services Fee”) representing the actual costs (both direct and incidental) incurred by Atlas, its Affiliates or subcontractors, in the performance of the Petro-Technical Services, but in no event shall such costs exceed market-based rates in the following geographic and surrounding areas: Pittsburgh, Pennsylvania, as to the Petro-Technical Wells located in Pennsylvania; and Traverse City, Michigan, as to the Petro-Technical Wells located outside of Pennsylvania, in each case for the provision of the same or similar services.

Section 2.2 Monthly Invoices. Atlas shall invoice AHD on a monthly basis for all Petro-Technical Services provided during the prior month. Such invoices shall identify the applicable Petro-Technical Services provided for such month, on a work-order basis as set forth in Schedule 2.1, and the Petro-Technical Services Fees payable for each such Petro-Technical Service. All invoices shall be due and payable thirty (30) days from the date AHD receives the applicable invoice (the “Due Date”).

Section 2.3 Payment Disputes. Payment of any invoice shall not prejudice the right of AHD to protest or question the correctness thereof; provided however, all invoices rendered to AHD by Atlas during any calendar year shall conclusively be presumed to be true and correct after six (6) months following the end of any such calendar year, unless within said six (6) month period AHD disputes any invoice or portion thereof, by providing Atlas written notice of the disputed amounts, together with a statement of the particulars of the dispute, including the calculations with respect to any errors or inaccuracies claimed. No adjustments favorable to AHD shall be made unless the foregoing time requirements have been satisfied. AHD shall not be entitled to withhold any such disputed amounts. The forgoing payment dispute and adjustment process shall be the exclusive remedy for addressing payment disputes between the Parties.

Section 2.4 Changes; Termination Of Services.

(a) The Parties may, at any time during the Term, mutually agree in writing to change the nature, extent or duration of performance of any or all Petro-Technical Services hereunder.

(b) If AHD should in its sole discretion, at any time during the Term, cease to require Atlas or any of its Affiliates or subcontractors to undertake any part of the Petro-Technical Services (the “Cancelled Services”), AHD may give written notice to such effect to Atlas. Atlas and its Affiliates and subcontractors shall, as soon as reasonably practicable following the receipt of such notice, cease to provide the Cancelled Services.

Section 2.5 Project Managers. Atlas and AHD shall each appoint an individual to act as its project manager to deal with issues arising out of the performance of this Agreement, and such individuals shall discuss such issues as often as reasonably necessary in order to facilitate the orderly provision of the Petro-Technical Services by Atlas. The initial project managers are set forth on Schedule 2.5.

Section 2.6 Compliance with Laws and Governmental Requirements. Notwithstanding anything to the contrary in this Agreement, Atlas shall comply (and cause each Affiliate or subcontractor providing any of the Petro-Technical Services to comply) with (i) all Laws applicable to the provision by it (or such Affiliate or subcontractor) of the Petro-Technical Services hereunder; and (ii) the accounting and reporting requirements of any Governmental Entity having jurisdiction over it or its Affiliates or subcontractors with respect to their respective activities related to Atlas’ or its Affiliates’ or subcontractors’ performance of the Petro-Technical Services.

Section 2.7 Third-Party Limitations. Each Party acknowledges and agrees that the Petro-Technical Services provided by Atlas through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between Atlas and such third parties. Atlas shall use commercially reasonable efforts to (i) obtain any necessary consents from such third parties in order to provide such Petro-Technical Services or (ii) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant Petro-Technical Services sufficient for AHD’s and Resource’s purposes. All costs associated with (i) and (ii) above shall be borne by AHD or Resources, as applicable; provided that such costs shall not be incurred without the prior written consent (which may be provided by electronic mail) of AHD or Resources, as applicable. If any such acceptable alternative arrangement is not reasonably available or AHD or Resources, as applicable, does not consent in writing to pay such additional costs, the Parties shall negotiate in good faith reasonable modifications of the Petro-Technical Services such that such consents are not required for the performance of such affected Petro-Technical Services or, if after such good-faith negotiation the Parties are unable to agree upon such modifications, Atlas shall not be required to provide such Petro-Technical Service.

ARTICLE III

OPERATOR’S INSURANCE

Section 3.1 Atlas’ Insurance. So long as Atlas is providing Petro-Technical Services under this Agreement, Atlas shall obtain and maintain at its own expense (a) all required workmen’s compensation insurance and comprehensive general public liability insurance in amounts and coverage not less than $1,000,000 per person per occurrence for personal injury or death and $1,000,000 for property damage per occurrence. Subject to the above limits, Atlas’ general public liability insurance shall be in all respects comparable to that generally maintained in the industry with respect to services of the type to be rendered and activities of the type to be conducted under this Agreement. The insurance required to be provided by Atlas pursuant to this Section 3.1 shall, if permitted by such entity’s insurance carrier:

(a) name AHD and the applicable AHD Group member as additional insureds; and

(b) provide that at least thirty (30) days’ prior notice of cancellation and any other adverse material change in the policy shall be given to AHD and the applicable AHD Group member.

However, AHD shall, or shall cause the applicable AHD Group member to, reimburse Atlas for the additional cost, if any, of including it as an additional insured party under Atlas’ insurance. Current copies of all policies or certificates of Atlas’ insurance coverage shall be delivered to AHD on request. It is understood and agreed that Atlas’ insurance coverage may not adequately protect the interests of AHD and that AHD shall carry at its expense the excess or additional general public liability, property damage, and other insurance, if any, as it deems appropriate.

NOTWITHSTANDING THE FOREGOING, and without limitation of the provisions set forth in Article IV herein, Atlas may provide AHD with certification of self-insurance for the insurance and endorsements required under this Section 3.1; provided, that none of AHD, or any applicable AHD Group entity shall be entitled to file claims under this Agreement against Atlas’ self-insurance for any reason whatsoever.

Section 3.2 Subcontractors’ Insurance. Atlas shall require all of its subcontractors to carry all required insurance that is otherwise required of Atlas pursuant to Section 3.1 with respect to the Services such subcontractor is solicited to provide.

ARTICLE IV

LIMITATION ON LIABILITY

Section 4.1 Limitation of Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (i) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ATLAS MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PETRO-TECHNICAL SERVICES, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PERFORMANCE OF SUCH PETRO-TECHNICAL SERVICES WILL RESULT IN THE DISCOVERY OR PRODUCTION OF OIL AND/OR GAS IN ANY QUANTITIES, IF ANY; (ii) THE PETRO-TECHNICAL SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS; AND (iii) THE SOLE AND EXCLUSIVE REMEDY OF AHD IN THE EVENT OF A BREACH OF THIS AGREEMENT BY ATLAS SHALL BE (A) AS SET FORTH IN SECTION 6.1, AND (B) THE RIGHT TO REPERFORMANCE PURSUANT TO SECTION 4.2.

(b) Notwithstanding anything to the contrary contained in the Transaction Agreement or this Agreement, Atlas shall not be liable to AHD or any of its Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any consequential, special or punitive damages whatsoever, which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by Atlas (including any Representatives of Atlas and any subcontractors or third-party providers, in each case, providing the applicable Petro-Technical Services) under this Agreement or the provision of any Petro-Technical Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 4.2 Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by Atlas or any of its Affiliates or subcontractors with respect to the provision of any Petro-Technical Services, with respect to which Atlas or such Affiliate or subcontractor can reasonably be expected to reperform in a commercially reasonable manner, Atlas shall, and shall cause any applicable Affiliate or subcontractor to promptly correct in all material respects such error, defect or breach or reperform in all material respects such Petro-Technical Services at the request of AHD and at the sole cost and expense of Atlas. Any request for reperformance in accordance with this Section 4.2 by AHD must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than sixty (60) days from the date such breach occurred.

Section 4.3 INDEMNITY.

(a) AHD AGREES TO RELEASE, DISCHARGE, DEFEND, INDEMNIFY, AND HOLD HARMLESS ATLAS, ITS AFFILIATES, AND THE EMPLOYEES AND AGENTS OF ATLAS AND ITS AFFILIATES, FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, PENALTIES, FINES, JUDGMENTS, PAYMENTS, DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING BUT NOT LIMITED TO COURT COSTS AND ATTORNEYS’ FEES AND EXPERT WITNESS FEES, COSTS OF INVESTIGATING CLAIMS, SITE ASSESSMENTS, TESTING AND REMEDIAL ACTIONS) INCURRED OR PAID IN CONNECTION WITH SUCH CLAIMS, ARISING FROM OR ASSOCIATED WITH ATLAS’ ACTS, OMISSIONS, AND CONDUCT OF OPERATIONS UNDER THIS AGREEMENT. AHD’S RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS HEREUNDER APPLY WITHOUT LIMITATION TO ACTS AND OMISSIONS OF ATLAS, ITS AFFILIATES, AND THE EMPLOYEES AND AGENTS OF ATLAS AND ITS AFFILIATES REGARDLESS OF THE NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT, ACTIVE, PASSIVE, SIMPLE OR GROSS), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF ATLAS, ITS AFFILIATES, THE EMPLOYEES AND AGENTS OF ATLAS AND ITS AFFILIATES, OR ANY OTHER PERSON OR PARTY.

(b) The provisions of this Section 4.3 will survive termination of this Agreement.

Section 4.4 Exclusion of Other Remedies. The provisions of Sections 4.2 and 4.3 of this Agreement shall be the sole and exclusive remedies of the Parties for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE V

FORCE MAJEURE

Section 5.1 Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that Atlas shall provide in delivering a Petro-Technical Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that Atlas provides to its Affiliates and its other business components with respect to such Petro-Technical Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. During the period of a Force Majeure, AHD shall be entitled to seek an alternative service provider with respect to such Petro-Technical Service(s) (and shall be relieved of the obligation to pay Petro-Technical Service Fees, for such Petro-Technical Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than 15 consecutive days.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. The term of this Agreement (the “Term”) shall be for a period of one (1) year from the date of this Agreement, and from month-to month thereafter until cancelled by either Party for any reason whatsoever by giving the other Party ninety (90) days written notice; provided, however, that (i) AHD may terminate this Agreement by delivering thirty (30) days’ prior written notice to Atlas, (ii) the Parties may mutually agree in writing to terminate this Agreement at any time, (iii) either Party may terminate this Agreement if the other Party has materially breached its covenants or obligations under this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Party desiring to terminate this Agreement and (iv) in no event shall the Term extend beyond eighteen (18) months from the Closing Date; and provided further, however, that the covenants in Sections 4.3 and 6.18 shall survive the termination of this Agreement indefinitely.

Section 6.2 Effect Of Termination On Fees And Other Provisions.

(a) Upon termination of this Agreement pursuant to Section 6.1, any Petro-Technical Services Fees owing for Petro-Technical Services actually performed prior to the date of termination shall be invoiced and paid in accordance with Section 2.2.

(b) In the event of the expiration or termination of this Agreement, Atlas will have no further obligation to provide the Petro-Technical Services and AHD will have no obligation to pay any future fees relating to such Petro-Technical Services, provided, however, that AHD will remain obligated to Atlas for payment of any Petro-Technical Services Fees owing for Petro-Technical Services provided prior to the effective date of termination of this Agreement. Any Party nevertheless shall be entitled to seek any remedy to which it may be entitled under this Agreement for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement.

(c) Nothing contained in this Section 6.2 shall relieve any Party from liability for (i) its intentional breach of any covenants or agreements contained herein prior to termination or (ii) fraud or unlawful activity.

(d) In connection with the termination of this Agreement and the Petro-Technical Services provided for herein, the provisions of this Agreement not relating solely to the Petro-Technical Services shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article IV and Article VI, shall continue to survive indefinitely.

Section 6.3 Treatment of Confidential and Proprietary Information; Intellectual Property Rights.

(a) The Parties shall not, and shall cause all other persons providing Petro-Technical Services or having access to information of the other Party that is known to such Party as confidential or proprietary (other than information that (i) is or becomes generally available to the public, other than as a result of a disclosure by the disclosing Party not otherwise permissible hereunder, (ii) the disclosing Party can demonstrate was or became available to the disclosing Party from a source other than the other Party or (iii) is developed independently by the disclosing Party without reference to the other confidential information of the other Party) (collectively, “Confidential Information”) not to, directly or indirectly, disclose, reveal, divulge or communicate to any third parties, any such Confidential Information of the other Party, except as permitted by applicable law or agreement of the Parties.

(b) Each Party will process all personal data relating to the employees, customers, contractors and suppliers of the Parties (“Personal Data”) it processes on behalf of the other Party in accordance with all applicable Laws and the other Party’s reasonable requests with respect to protecting Personal Data, including but not limited to: restricting employee and agent/subcontractor access to Personal Data, following the other Party’s instructions in connection with processing Personal Data, not disclosing Personal Data to any third party without the other Party’s written permission, applying appropriate security measures to protect Personal Data, and deleting any Personal Data in its possession or control at the expiry or termination of this Agreement unless otherwise agreed between the Parties. In the event of any unauthorized, unlawful, and/or unintended processing, access, disclosure, exposure, alteration, loss, or destruction of Personal Data, the applicable Party will immediately notify the other Party and cooperate with other Party’s reasonable requests to investigate and remediate such incident and provide appropriate response and redress.

(c) In the event that AHD comes into possession of any information reasonably identified as the confidential and proprietary information of Atlas, whether oral or written, including, but not limited to, product development information, software, strategies, intellectual property, trademarks, copyrights, patents, service marks, trade secrets (collectively herein after referred to as “Proprietary Information”), AHD acknowledges that ownership of and title in and to all such Proprietary Information, and any and all modifications thereof, is and shall remain in Atlas and AHD does not acquire any ownership rights or title in or to the Proprietary Information. AHD shall not copy such Proprietary Information. Atlas reserves the right, in its sole discretion, to require the deletion by AHD of any Proprietary Information. The Parties acknowledge and agree that all intellectual property rights, including any Proprietary Information, in or relating to the Petro-Technical Services or the provision thereof, including any such intellectual property rights created or developed during the Term, shall be owned by Atlas, and AHD hereby assigns any and all rights that it may have or acquire therein to Atlas.

Section 6.4 Taxes.

(a) Without limiting any provisions of this Agreement, AHD shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges payable by it pursuant to this Agreement; provided, that any applicable Gross Receipts Taxes shall be borne by Atlas unless Atlas is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such taxes from AHD.

(b) Notwithstanding anything to the contrary in this Agreement, AHD shall be entitled to withhold from any payments to Atlas any such taxes that AHD is required by law to withhold and shall pay over such taxes to the applicable taxing authority.

Section 6.5 Books and Records. Each Party shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Petro-Technical Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

Section 6.6 Audit Assistance. Each Party and its Subsidiaries are or may be subject to audit by Governmental Authorities, such Party’s third party or internal auditor, such Party’s customers, or other Persons that are parties to contracts with such Party, in each case pursuant to applicable Law, contractual provision, or request of such Party’s board of directors (or its audit committee) (an “Auditing Entity”). If an Auditing Entity exercises its right to audit such first Party’s or any of its Subsidiary’s books, records, documents, accounting practices or procedures, internal controls and procedures, or operational, financial or legal practices and procedures, and such audit relates to the Petro-Technical Services required to be provided to, or from, such first Party hereunder, upon written request of such first Party, the other Party shall, within a reasonable period of time, provide, at the sole cost and expense of such first Party, all assistance, records and access reasonably requested by such first Party in responding to such audits (including documents related to testing methodologies, test results, audit reports of significant findings, and remediation plans with respect to any deficiencies with respect to such other Party’s internal controls or procedures, and work papers of such other Party’s third party or internal auditor that relate to the matter being subject of such audit), to the extent that such assistance, records or access is within the reasonable control of such other Party and relates solely to the Petro-Technical Services provided hereunder.

Section 6.7 Notices. Except with respect to routine communications by the project managers, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.7). Notices sent by email are ineffective. Notices that do not comply with the requirements of this Section 6.7 are ineffective, and do not impart actual or any other kind of notice.

(a) if to AHD, to:

1845 Walnut Street

Philadelphia, PA

Facsimile: (215) 761-0457

Attention: Chief Legal Officer

With a copy to:

Atlas Pipeline Holdings, L.P.

3500 Massillion Road, Suite 100

Uniontown, OH 44685

Facsimile: (330) 896-8518

Attention: Jeffrey Simmons

(b) if to Atlas:

Greg Hild

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA

Facsimile: (412) 262-2820

Section 6.8 No Partnership. Nothing contained in this Agreement shall be construed or implied as creating a partnership, agency, franchise, joint venture, fiduciary or similar relationship between the Parties other than that of independent contractors. Nothing in this Agreement shall be deemed to create an employment relationship between a Party, on the one hand, and the employees and/or agents of the other Party or any Affiliate or Subsidiary who performs the Petro-Technical Services pursuant to this Agreement, or to make the Parties joint employers thereof. No Party shall incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided herein.

Section 6.9 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of another unaffiliated party in the conduct of such other party’s business. Atlas and its Affiliates and subcontractors shall act as an independent contractor and not as the agent of any AHD Group member in performing such Petro-Technical Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 6.10 Subcontractors. Atlas may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) Atlas shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to Atlas and (ii) Atlas shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Petro-Technical Services, the standard for services as set forth in Article II and the content of the Petro-Technical Services provided under this Agreement.

Section 6.11 Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 6.12 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 6.13 Assignment; Successors and Assigns. Each Party may assign all of its rights and obligations under this Agreement to any party other than an Affiliate without the prior written consent of any other Party; however: (a) any assignee or successor shall agree in writing to assume all of the assigning Party’s obligations under this Agreement, (b) any assignee or successor to Atlas must have the technical competence and the financial and operational capacity to perform the Services, (c) the assigning Party shall provide a copy of such agreement and the assignment to the non-assigning Party and (d) no such assignment shall release the Parties from any liability or obligation arising under this Agreement prior to the effective date of such assignment.

Section 6.14 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Transaction Agreement, the terms of this Agreement shall control.

Section 6.15 Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 6.16 Third Party Beneficiaries. Except for the provisions of Article IV, which are intended to be enforceable by the Persons respectively referred to therein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Atlas or AHD, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 6.17 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflicts of law rules (whether of the Commonwealth of Pennsylvania or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. The Parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought only in the Pennsylvania Court of Common Pleas or, if such court shall not have jurisdiction, any federal court located in the Commonwealth of Pennsylvania or other Pennsylvania state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.7 shall be deemed effective service of process on such Party.

Section 6.18 Dispute Resolution.

(a) Subject to the limitation on remedies set forth in Section 4.4, in the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Petro-Technical Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), a Party may send written notice of the Dispute to the other Party detailing the Dispute. Upon notice of any such Dispute, Atlas and AHD agree that the Atlas project manager and the AHD project manager (or such other persons as Atlas and AHD may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.

(b) If a Dispute described in Section 6.18(a) has not been resolved by the Parties within thirty (30) days of receipt of written notice of the Dispute (or such longer period as the Parties may agree) pursuant to Section 6.18(a), either Party may, upon providing written notice to the other Party, institute binding arbitration which shall be the exclusive method for resolution of any such Disputes. The Federal Arbitration Act, 9 U.S.C. Sections 1-16 shall apply to and govern the arbitration. The following procedures shall apply to the arbitration proceeding: (a) the place of the arbitration hearing shall be a location mutually agreed by the Parties, or if the Parties do not agree, Philadelphia, Pennsylvania; (b) one unbiased arbitrator shall conduct the arbitral proceedings in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) rules in effect at the time, with the CPR being the appointing authority; (c) the arbitrator, not any court, shall exclusively determine all issues or arbitral jurisdiction and validity of this Agreement; (d) the arbitrator does not have the power to award, nor shall the arbitrator award, any punitive, indirect or consequential damages (however denominated); (e) each Party shall bear its own costs of legal representation and witness (fact and expert) expenses; (f) the arbitrator must render a reasoned award, detailing the findings of fact and conclusions of Law upon which it is based, in writing within ninety (90) days after the conclusion of the arbitration hearing; and (g) the decision and/or award is final and binding on the Parties, and judgment upon an award may be entered in any court of competent jurisdiction.

Section 6.19 Conflict of Interest. No director, employee, or agent of either Party will give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. During the term of this Agreement and for two years after termination of this Agreement, any representatives authorized by either Party may audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this provision. In the event a Party violates this Section, the non-violating Party may, at its sole option, terminate this Agreement. The provisions of this Section will survive termination of this Agreement.

Section 6.20 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 6.21 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) Atlas and AHD have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless business days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 6.22 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Petro-Technical Services Agreement has been duly executed and delivered by each Party as of the date first above written.

ATLAS ENERGY, INC.

By:	/s/ Jonathan Z. Cohen
	Name:	Jonathan Z. Cohen
	Title:	Vice Chairman

ATLAS PIPELINE HOLDINGS, L.P.

By:	Atlas Pipeline Holdings GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President and Chief Executive Officer

PETRO-TECHNICAL SERVICES AGREEMENT

SIGNATURE PAGE

SCHEDULE 1.1

PETRO-TECHNICAL WELLS

***

PETRO-TECHNICAL SERVICES AGREEMENT

SCHEDULE 1.1

i

SCHEDULE 2.1

PETRO-TECHNICAL SERVICES

The Petro-Technical Services to be performed pursuant to this Agreement are limited to the following professional consulting activities for the Petro-Technical Wells, as requested by AHD pursuant to the below procedure, in connection with oil and/or gas wells to be drilled by AHD during the term of this Agreement:

(1) planning for the drilling of a well, including geologic and geophysical services;

(2) designing a well and related production, tankage and gathering facilities;

(3) drilling a well;

(4) stimulating a well, including the hydraulic fracture thereof;

(5) completing a well;

(6) equipping a well for production, including production, tankage and gathering facilities; and

(7) such other professional services and duties as are customarily and ordinarily required in the regular course of planning, designing, drilling, stimulating, completing and equipping oil and/or gas wells.

In the event AHD wishes to procure any or all of the foregoing Petro-Technical Services, AHD shall provide Atlas a written, detailed scope of work for the specific activity(ies) AHD wishes to conduct. Within fifteen (15) business days from receipt of the scope of work, Atlas shall provide AHD a written work order detailing the Petro-Technical Services to be performed pursuant to the scope of work and this Agreement. Unless AHD provides Atlas any written objection or clarification within five (5) business days, Atlas shall commence the performance of the requested Petro-Technical Services pursuant to the terms of this Agreement.

PETRO-TECHNICAL SERVICES AGREEMENT

SCHEDULE 2.1

ii

SCHEDULE 2.5

INITIAL PROJECT MANAGERS

For Atlas:

For Pennsylvania — Greg Muse

For Michigan — Phil Koro

For AHD: Jeffrey Simmons

INITIAL PROJECT MANAGERS

SCHEDULE 2.5

iii